                                                                   EXHIBIT 11.1

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

              (Accounting principles generally accepted in Canada)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

                                                            Fiscal quarter ended
                                                            --------------------

                                                             July 28,   July 30,
Basic earnings per share                                      1996       1995
                                                            ---------   --------
  Net earnings                                              $  60,801   $ 37,112
                                                            =========   ========

  Common Shares outstanding
    at the beginning of the period                             84,338     82,257

  Weighted average number of Common Shares
    issued during the period                                      276        300
                                                            ---------   --------
  Weighted average number of Common Shares
    outstanding during the period                              84,614     82,557
                                                            =========   ========

  Basic earnings per share                                  $    0.72   $   0.45
                                                            =========   ========

Fully diluted earnings per share

  Earnings before imputed earnings                          $  60,801   $ 37,112

  After tax imputed earnings from the investment
    of funds received through dilution                          2,883      2,365
                                                            ---------   --------
  Adjusted net earnings                                     $  63,684   $ 39,477
                                                            =========   ========
  Weighted average number of Common Shares
    outstanding during the period                              84,614     82,557

  Weighted average common share
    equivalents based on conversion of
    outstanding stock options                                   6,241      6,855
                                                            ---------   --------

  Weighted average number of Common
    Shares and equivalents outstanding
    during the period                                          90,855     89,412
                                                            =========   ========

  Fully diluted earnings per share                          $    0.70   $   0.44
                                                            =========   ========

Earnings per share expressed in U.S. Dollars

  Daily average exchange rate of a Canadian dollar for U.S.
    dollars as reported by the Federal Reserve Bank of
    New York                                                $  0.7309   $ 0.7320

  Basic earnings per share, in U.S. dollars                 $    0.53   $   0.33
                                                            =========   ========

  Fully diluted earnings per share, in U.S. dollars         $    0.51   $   0.32
                                                            =========   ========


                                (Page 22 of 23)